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                                                                    EXHIBIT 99.1


NEWS RELEASE                                 GENERAL GROWTH PROPERTIES, INC.
                                             110 North Wacker Drive
                                             Chicago, IL 60606
                                             (312) 960-5000
                                             FAX (312) 960-5463

FOR IMMEDIATE RELEASE                        CONTACT: Bernie Freibaum
---------------------                                 (312) 960-5252


                       GENERAL GROWTH PROPERTIES ANNOUNCES
                    SUBSCRIPTION PRICE FOR WARRANTS OFFERING

Chicago, Illinois, October 21, 2004 -- General Growth Properties, Inc. (NYSE:
GGP) today announced that the subscription price for its previously announced warrants offering (the "Warrants Offering") is $32.23 per share. The subscription price was determined by taking the average of the high and the low trading prices for GGP common stock on the NYSE on Tuesday, October 19, Wednesday, October 20, and Thursday, October 21, 2004.

Holders of the non-transferable warrants are therefore entitled to purchase one share of common stock for each whole warrant at a subscription price of $32.23 per share, payable in cash.

Warrants have been allocated to all holders of our shares of common stock and to all holders of common or convertible preferred units of limited partnership interest in GGP Limited Partnership as of the close of business on Tuesday, October 18, 2004, the record date.

GGP expects that Warrants Offering materials, including a prospectus and subscription certificate, will be mailed to warrant holders on or about October 25, 2004. The prospectus will contain important information about the Warrants Offering. Warrant holders are urged to read the prospectus when it becomes available. Warrant holders will have until the close of business on the expiration date of the Warrants Offering to exercise their warrants. GGP currently expects the subscription period to end as of the close of business on Tuesday, November 9, 2004, unless extended by GGP.

The Warrants Offering is being conducted in connection with GGP's pending merger with The Rouse Company (NYSE: RSE), which was announced on Friday, August 20, 2004. It is currently anticipated that the Rouse merger will close on Friday, November 12, 2004. If the Rouse merger does not close, GGP will cancel this Warrants Offering and all exercises of warrants will be void. If GGP cancels the Warrants Offering, any money received from subscribing Warrant holders will be refunded promptly, without interest or deduction.

GGP may extend or cancel the Warrants Offering for any reason.

A registration statement relating to the securities to be offered has been filed with the U.S. Securities and Exchange Commission and has been declared effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be



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any sale of the securities in any jurisdiction in which such offers, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of securities will be made by means of a prospectus that may be obtained from the issuer.

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